Filed by Charles River Laboratories International, Inc.
pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company: Charles River Laboratories International, Inc.
(Commission File No.: 001-15943)

PCS Employee Q&A
April 26, 2010

Q: Where are WuXi AppTec’s PCS facilities located?

A: WuXi AppTec has a 314K square foot GLP preclinical safety assessment facility in Suzhou, China.

Q: Will the WuXi AppTec PCS business be integrated into Charles River?  Will there be any staff reductions/site closures as a result of the acquisition?

A: It is our intent to fully integrate the two companies.  We see this as a great opportunity for the company and our employees over the long term. Our goal with this transaction is to grow our business.

As the two companies merge, there will be some limited duplication of functions but the majority of employees will not be impacted.  These duplications will be identified in the coming months by the integration teams as we solidify our integration strategy.  We will work through the integration process as quickly as possible.

Q: How will the expanded business operate?  Will there be management changes?

A: We are introducing a new business segment, Discovery Services (DS), which will complement our existing RMS and PCS businesses.  The DS business will consist of discovery and medicinal chemistry, China-based non-GLP efficacy testing, chemistry-based manufacturing, and discovery and imaging services.  Customers are already outsourcing in these areas which are fast-growing and profitable.

During the next few months, integration teams comprised of individuals from both organizations will focus on making these operational decisions.

Q: Will Charles River continue to invest in our existing PCS sites?

A: Yes.  We need to continue to invest in our PCS business because it is critical to the overall growth of the Company. This acquisition will enhance our PCS business by giving us significant capacity in China, an emerging growth area for drug research and development.   It will complement our existing businesses in North America and Europe.

Q: Are there any plans to move the PCS work to China?

A: It is our long-term vision to support our clients wherever they choose to conduct their drug research and development.  Our clients view China as the new frontier for drug development.  It is our goal to establish a strong presence for drug development products and services in China, to meet our clients’ needs.

This transaction will enable us to support our clients drug development needs in all three geographic locations.  This will enable our clients to work with us in whatever location they choose; including North America, Europe or China, or a combination of sites.

It is important to understand, that there is limited capacity in China, which will restrict the amount of work that can be done in that area.  Currently North America and Western Europe have more than 8M square feet of preclinical capacity vs China which has approximately 500K square feet.

Q: When and how will our clients be notified of the acquisition?

A: Today, all clients received an email announcing this strategic acquisition.  In addition, senior management began calls to our larger clients today to ensure they hear directly from us how this transaction will benefit them.

Q: How much overlap is there between the client base of Charles River and WuXi AppTec?

A: We will not have access to the client lists until the deal is completed in the fourth quarter 2010.

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Charles River Laboratories International, Inc. (Charles River) and WuXi AppTec (Cayman) Inc. (WuXi), and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the combination; 2) problems may arise in successfully integrating the businesses of the two companies; 3) the acquisition may involve unexpected costs; 4) the combined company may be unable to achieve cost synergies; 5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in Securities and Exchange Commission (SEC) reports filed or furnished by Charles River and WuXi.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River and WuXi. Charles River and WuXi assume no obligation and expressly disclaim any duty to update information contained in this filing except as required by law.

Additional Information

This document may be deemed to be solicitation material in respect of the proposed combination of Charles River and WuXi. In connection with the proposed transaction, Charles River will file a preliminary proxy statement and a definitive proxy statement with the SEC. The information contained in the preliminary filing will not be complete and may be changed. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be mailed to the shareholders of Charles River seeking their approval of the proposed transaction. Charles River’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel. In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov or shareholders may access copies of the documentation filed with the SEC by Charles River on Charles River’s website at www.criver.com.

Charles River and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 30, 2010. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Charles River shareholders in connection with the proposed transaction will be set forth in the preliminary proxy statement when it is filed with the SEC.

This document does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. The Charles River shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Charles River intends to issue such Charles River shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities